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                     May 5, 2022

       Kevin R. Sayer
       President and Chief Executive Officer
       DEXCOM, INC.
       6340 Sequence Drive
       San Diego, California 92121

                                                        Re: DEXCOM, INC.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed on February
14, 2022
                                                            File No. 000-51222

       Dear Mr. Sayer:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences